*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 28, 2011.

Meeting Information
	Meeting Type:	Annual Meeting
Cohen & Steers	For holders as of:	February 23, 2011
	Date: April 28, 2011	Time: 10:00 a.m.
Location: Cohen & Steers Capital Management, Inc.
280 Park Avenue 20th Floor
New York, New York, 10017
Meeting Directions: Please call 800-330-7348

PROXY TABULATOR P.O. BOX 9112 FARMINGDALE, NY 11717	You are receiving this communication because you hold shares in the above named fund.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

  PROXY STATEMENT

  How to View Online:

Have the information that is printed in the box marked by the arrow     è      (located on the following page) and visit: www.proxyvote.com.

  How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:              sendmaterial@proxyvote.com

  *    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the

arrow     è      (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 18, 2011 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

  Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

  Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow      è      available and follow the instructions.

  Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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The Board of Directors recommends you vote FOR the following:
1. Election of Directors.
Nominees:	2. To transact such other business as may properly come before the meeting.
1.1 BONNIE COHEN

1.2 RICHARD E. KROON

1.3 WILLARD H. SMITH JR.

Please refer to the proxy materials for more detailed information on the above voting items.

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